Exhibit 10.4

PAYLESS SHOESOURCE INC.
3231 SE SIXTH STREET
TOPEKA, KS 66607-2207
(785) 233-5171

Executive Offices

[Date]

[Name]
[Address]
[City, State, ZIP]

Dear [Name]:

Pursuant to the terms and conditions of the Payless ShoeSource, Inc. 1996 Stock Incentive Plan (‘1996 Plan’), you have been granted a Restricted Stock Award of  [# of shares] shares (the ‘Restricted Stock’)  as outlined below:

Granted To:	[Name]
ID# [SSN]

Grant Date:	[Date]

Restricted Shares Granted:	[# of shares]

Price per Restricted Share:	$[Price]

Vesting Schedule:	[Vesting Schedule]

Payless ShoeSource, Inc. has caused this agreement, which includes the terms and conditions attached hereto and incorporated herein by this reference, to be executed in its corporate name and Executive has executed the same in evidence of the Executive’s acceptance hereof upon the terms and conditions herein set forth as of the grant date shown above.  By signing below, Executive agrees to conform to all of the terms and conditions of this agreement and the 1996 Plan.

Executive Signature: _______________________________	Date: _________________

Payless ShoeSource, Inc.

By:

PAYLESS SHOE SOURCE, INC. RESTRICTED STOCK AGREEMENT
TERMS AND CONDITIONS

The Committee under the 1996 Stock Incentive Plan (“1996 Plan”) of Payless ShoeSource, Inc. has approved granting Executive restricted stock on the terms and subject to the conditions set forth in this Agreement.

Therefore, the Company and Executive hereby agree as follows:

1.          The Company hereby grants to Executive, in the aggregate, the number of shares of the presently authorized common stock of the Company shown on the first page of this agreement (“Restricted Stock”), which shall be subject to the restrictions and conditions set forth in the 1996 Plan and in this Agreement.

2.          The Company shall hold the certificates for the Restricted Stock in custody until the restrictions thereon shall lapse, at which time the Company shall deliver the certificates for such shares to Executive, less any required withholding.

3.          The restrictions on the Restricted Stock are that the shares (i) may not be sold, assigned, conveyed, transferred, pledged, hypothecated or otherwise disposed of, and (ii) shall be returned to the Company forthwith, and all of the Executive’s rights to such shares shall immediately terminate without any payment or consideration by the Company regardless of any notice period or period of pay in lieu of such notice required under local statute or at common law, on the earlier of (a) the date you receive notice of termination of your employment from the Company, and (b) your date of termination of employment, if Executive’s continuous employment with the Company or any Subsidiary shall terminate for any reason except for Executive’s death or disability, as provided in Section 7 hereof.

4.          Executive agrees that, subject to Section 5 of this Agreement, (a) no later than the date(s) as of which the restrictions on the Restricted Stock shall lapse with respect to all or any of the shares of Restricted Stock covered by this Agreement, Executive shall pay to the Company (in cash or shares of Company common stock whose Fair Market Value on the date the Restricted Stock vests is equal to the amount of Executive’s tax withholding liability) or make other arrangements satisfactory to the Committee regarding payment of any Federal, state or local taxes of any kind required by law to be withheld with respect to the shares of Restricted Stock for which the restrictions shall lapse; and (b) the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Executive any Federal, state or local taxes of any kind required by law to be withheld with respect to the shares of Restricted Stock.

5.          If Executive properly elects, within thirty (30) days of the Grant Date shown above, to include in gross income for Federal income tax purposes an amount equal to the fair market value of the shares of Restricted Stock granted on the Grant Date, Executive shall pay to the Company, or make other arrangements satisfactory to the Committee to pay to the Company in the year of such grant, any Federal, state or local taxes required to be withheld with respect to such shares.  If Executive fails to make such payments, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Executive any Federal, state or local taxes of any kind required by law to be withheld with respect to such shares.

6.          The restrictions on the Restricted Stock shall lapse on the date(s) and with respect to the corresponding number of shares shown on the previous page, subject to all the other terms and conditions of this agreement.

7.          Notwithstanding the foregoing, if (i) Executive ceases to be an employee of the Company by reason of Disability or death, (ii) Executive has been in the continuous employment of the Company from the Grant Date shown above through the date of such event, and (iii) such Disability or death occurs more than one year after the Grant Date, then the restrictions shall lapse as to all shares of Restricted Stock on the date of the Executive’s Disability or death.

8.          If there is (i) any change in the capital structure of the Company through merger, consolidations, reorganization, recapitalization, spin-off or otherwise, (ii) any dividend on the Restricted Stock, payable in common stock of the Company, or (iii) a stock split or a combination of shares, the Board shall make appropriate adjustments in the number of shares relating to Restricted Stock as it deems equitable, in its absolute discretion.

9.          If (a) one of the events described in Section 4 of Part VII of the 1996 Plan occurs and (b) Executive is actively employed on the date of such event, then from and after such date, the restrictions on all Restricted Stock covered by this Agreement shall immediately lapse.

10.        Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company to terminate the Executive’s employment at any time, in the absence of a specific agreement to the contrary.

11.        If the Company determines that the listing, registration or qualification of any shares of stock is necessary or desirable as a condition of or in connection with the grant of Restricted Stock made under this Agreement, then delivery of certificates for such shares of Restricted Stock shall not be made until such listing, registration or qualification shall have been completed.

12.        So long as this Agreement shall remain in effect, the Company will furnish to Executive, as and when available, a copy of any prospectus issued with respect to the shares of stock covered hereby, and also copies of all material hereafter distributed by the Company to its shareowners.

13.        This Agreement shall be governed by the laws of the State of Delaware.  It may not be modified except in writing signed by both parties.

14.        Executive acknowledges that Executive has received a copy of the 1996 Incentive Stock Plan and/or Plan Summary, as such Plan is in effect on the date of this Agreement, has read and understands the terms of the 1996 Plan and of this Agreement, and agrees to all the terms and conditions provided for in the 1996 Plan and in this Agreement.

15.        Except as otherwise provided herein, or unless the context clearly indicates otherwise, capitalized terms herein which are defined in the 1996 Plan have the same definitions as provided in the 1996 Plan.

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